AMENDED AND RESTATED

 RULE 12B-1 PLAN

(as amended September 22, 2009)

THE DUNHAM FUNDS

Class C Shares

The Dunham Funds (the “Trust”) has adopted this Amended and Restated Rule 12b-1 Plan (the “Plan”) for Class C Shares of each fund listed on Appendix A hereto (each a “Fund” and collectively, the “Funds”), in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”):

1.

Distribution and Service Support

Subject to the supervision of the Board of Trustees of the Trust, the Trust may, directly or indirectly, finance any distribution, sales or promotional activity that is primarily intended to result in the sale of shares of the Funds, including but not limited to: (a) payments, including incentive compensation, to securities dealers or brokers, administrators or other financial intermediaries, financial institutions, investment advisors and others ("Intermediaries") that are engaged in the sale of Fund shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Fund shares, or that hold Fund shares for shareholders in omnibus accounts or as shareholders of record; (b) payments to Intermediaries that provide shareholder or administrative services to a Fund and its shareholders or that maintain shareholder accounts; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Funds for recipients other than existing shareholders of the Funds; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan (collectively, "Distribution and Service Support").  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.

Compensation

A.

Distribution Fees.  Each Fund is authorized to compensate the Trust's distributor (“Distributor”) for providing or arranging to provide sales, promotion and distribution support under this Plan.  Each Fund will pay the Distributor a fee at the annual rate of 0.75% of each Equity Fund's average daily net assets attributable to Class C shares and 0.50% of each  Bond Funds average daily net assets attributable to Class C shares (as listed on Appendix A hereto).  The fee will be accrued by the Funds daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as Distributor shall request in writing.  The Distributor may waive its right to any fee to which it is entitled hereunder, provided such waiver is delivered to the Funds in writing.  Distributor may use such fee, among other things, to make the payments contemplated by Section 3 of this Plan  and to pay interest and principal where such payments have been financed.

B.

Service Fees.  In addition to the payments provided for in Section 2(A) and in order to further enhance the distribution of the Funds' Class C Shares, each Fund shall pay the Distributor a service fee ("Service Fee") at an annual rate of 0.25% of the average daily net assets of the Class C Shares of each Fund to compensate Intermediaries that (a) hold Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Fund’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request.  The Service Fees shall be paid in an amount determined by the Trustees, but in no event to exceed an annual rate of 0.25% of the average daily net assets of the Class C Shares of a Fund.  If the Financial Industry Regulatory Authority ("FINRA") adopts a definition of "service fees" for purposes of Section 2830 of the Conduct Rules of the FINRA (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

C.

Any Fund may pay fees to the Distributor at a lesser rate than the fees specified in Section 2.A. of this Plan as agreed upon by the Board and Distributor and as approved in the manner specified in Section 4(B) of this Plan.

D.

Payments under this Plan are not tied exclusively to expenses incurred.  To the extent that amounts paid hereunder are not used to specifically compensate Intermediaries for sales, promotional and shareholder servicing activities, such amounts shall be retained by the Distributor as compensation for distribution-related services.  Fees with respect to a Fund will be payable by such Fund to the Distributor until either this Plan or the Distribution Agreement between the Trust and the Distributor is terminated or not renewed with respect to shares of that Fund.  If either this Plan or the Distribution Agreement is terminated or not renewed with respect to the shares of any Fund, any expenses incurred by the Distributor under this Plan on behalf of the Fund which are in excess of payments which the Distributor has received or accrued through the termination date will be the sole responsibility and liability of the Distributor, and are not obligations of the Fund.

3.

Intermediaries

A.

The Trust hereby authorizes the Distributor to enter into written agreements with Intermediaries to provide the Distribution and Service Support related to the Plan.  The Distributor may compensate Intermediaries for providing Distribution and Service Support to Class C shareholders from any fees received under the Plan as provided in Section 2 of this Agreement.  Payments to an Intermediary as compensation for providing Distribution and Service Support are contingent upon compliance by the Intermediary with the terms of the written agreement between the Distributor and the Intermediary.

B.

The Distributor will, in its sole discretion, determine the amount of any payments made to Intermediaries pursuant to this Plan, and may from time to time in its sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which the Funds are required to pay to Distributor under either this Plan.

C.

The Distributor will be responsible for the payment of all expenses incurred by it in rendering the foregoing services, except that the Funds will pay the cost of typesetting, printing and delivering prospectuses to existing shareholders of each Fund and of preparing and printing subscription application forms for shareholder accounts.

4.

Term and Termination

A.

This Plan has been approved by the Board of Trustees of the Trust in accordance with Rule 12b-1(b)(2) of the 1940 Act.

B.

This Plan became effective on January 15, 2008 and its continuation until January 15, 2010 was approved by the Board of Trustees.  This Plan may be continued for successive twelve (12) month periods (computed from each January 15), provided that such continuation is specifically approved at least annually by vote of the Board of Trustees of the Trust and by a vote of a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) ("Independent Trustees") and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting called for the purpose of voting on this Plan.

C.

This Plan may be terminated at any time, without the payment of any penalty, by vote of by a vote of a majority of the Independent Trustees who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan, or by vote of a majority of our outstanding voting securities, as defined in the 1940 Act.

5.

Quarterly Reports

The Distributor shall  provide to the Board of Trustees of the Trust and the Board will review, at least quarterly, a written report of the amounts expended under this Plan and any related agreements and the purposes for which such expenditures were made.

6.

Amendments

This Plan may not be amended to increase materially the maximum amount to be paid hereunder without shareholder approval and all material amendments to this Plan shall be approved only in accordance with the provisions of Section 4(B) of this Plan

7.

Compliance with Fund Governance Standards

While this Plan is in effect, the Trust will comply with those fund governance standards in Rule 0-1(a)(7) under the 1940 Act then in effect, including the requirements that (a) the selection and nomination of Independent Trustees will be made solely at the discretion of the existing Independent Trustees; (b) any person who acts as legal counsel for the Independent Trustees shall be independent legal counsel as defined in Rule 0-1(a)(6) under the 1940 Act; (c) the Board of Trustees conduct an annual self-assessment and (d) the Independent Trustees meet at least quarterly in a session at which no Trustees who are interested persons are present.

8.

Recordkeeping

The Trust will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

9.

Severability

As this Plan covers Class C Shares of the Funds, the provisions of this Plan are severable as to each series.  Actions required to be taken under this Plan must be taken separately for each series of shares affected by the matter.

  AMENDED AND RESTATED

 RULE 12B-1 PLAN

THE DUNHAM FUNDS

     Class C Shares

Appendix A

Bond Funds	Equity Funds
Dunham Corporate/Government Bond Fund	Dunham Real Estate Stock Fund
Dunham High-Yield Bond Fund	Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund
Dunham Monthly Distribution Fund
Dun ham Loss Averse Growth Fund*

* This Appendix was amended on March 23, 2010 to add Dunham Loss Averse Growth Fund.